Exhibit 99.2

CIN: L65920MH1994PLC080618 E-mail: shareholder.grievances@hdfcbank.com Website: www.hdfcbank.com	HDFC Bank Limited Trade House Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013, Tel.: 022-2498 8484, Fax: 022-2496 5235

CERTIFIED TRUE COPY OF THE RESOLUTION PASSED AT THE MEETING OF THE SHAREHOLDERS OF HDFC BANK LIMITED AT THE MEETING HELD ON 25TH JUNE, 2014.

ITEM N0.12—RAISING OF ADDITIONAL CAPITAL

Mrs. Ashalata Maheshwari proposed the following resolution as a Special Resolution which was seconded by Mr. Gautam Tiwari

“RESOLVED THAT pursuant to Section 62 and other applicable provisions, if any, of the Companies Act, 2013, (including any amendment thereto or re-enactment thereof) (the “Act”), and in accordance with the provisions of the Memorandum of Association and Articles of Association of the Bank and subject to the regulations/guidelines, if any, prescribed by the Reserve Bank of India (“RBI”), the Securities and Exchange Board of India (“SEBI”) and all other concerned or other relevant authority/(ies) from time to time to the extent applicable, and subject to such consents and such other approvals as may be necessary and subject to such conditions and modifications as may be considered necessary by the Board of Directors (hereinafter referred to as “the Board” which term shall be deemed to include any Committee thereof for the time being exercising the powers conferred on the Board by this Resolution) or as may be prescribed or made, in granting such consents and approvals and which may be agreed to by the Board, the consent of the Bank be and is hereby accorded to the Board to create, issue, offer in the course of one or more public or private offerings in domestic or one or more international markets, equity shares and/or equity shares through depository receipts and/or securities convertible into equity shares at the option of the Bank and/or the holders of such securities, and/or securities linked to equity shares and/or any instrument or securities representing equity shares and/or convertible securities linked to equity shares (all of which are hereinafter collectively referred to as “Securities”) to investors (whether residents and/or non-residents and/or strategic investors and/or institutions or banks and/or incorporated bodies and/or individuals and/or trustees and/or stabilization agents or otherwise and irrespective of whether or not such investors are members or not) through a prospectus and/or an offer letter and/or a circular and/or on private/preferential placement basis, for, or which upon exercise or conversion of all securities so issued and allotted could give rise to the issue of additional share capital of an aggregate value of INR 10,000 Crores (including green shoe option) at the relevant time(s) of issue of securities, such issue and allotment to be made at such times, in one or more tranches at such price or prices, at a discount, equal to or at a premium to market price or prices, in such manner and where necessary in consultation with the lead managers and/or underwriters and/or other advisors or otherwise on such terms and conditions as the Board, may, in its absolute discretion, decide at the time of issue.

RESOLVED FURTHER THAT without prejudice to the generality of the above, the aforesaid issue of Securities may have all or any terms or combination of terms in accordance with prevalent market practice including but not limited to terms and conditions relating to payment of dividend at the option of the Bank and/or holders of any securities, including terms for issue of additional equity shares or variations of the price or period of conversion of securities into equity shares or issue of equity shares during the period of the securities or the terms pertaining to voting rights.

Regd.Office: HDFC Bank Limited, HDFC Bank House, Senapati Bapat Marg, Lower Parel (West), Mumbai-400 013.

RESOLVED FURTHER THAT the Bank and/or any agencies or body authorised by the Board may issue depository receipts representing the underlying equity shares in the capital of the Bank or such other securities with such features or attributes as may be required and to provide the tradability and free transferability thereof as per market practices and regulations (including listing on one or more stock exchange(s) in or outside India).

RESOLVED FURTHER THAT the Board be and is hereby authorised to create, issue, offer and allot such number of equity shares as may be required to be issued upon conversion of any securities referred to above or as may be necessary in accordance with the terms of the offer, also shares ranking in all respect pari passu inter se and with the then existing equity shares of the Bank in all respects.

RESOLVED FURTHER THAT for the purpose of giving effect to any creation, issue, offer or allotment of equity shares or securities or instruments representing the same, as described above, the Board be and is hereby authorised on behalf of the Bank, to do all such acts, deeds, matters and things as it may, in its absolute discretion deem necessary or desirable for such purpose, including without limitation, the entering into arrangement for managing, underwriting, marketing, listing, trading, acting as depository, custodian, registrar, paying and conversion agent, trustee and to issue any offer document(s) and sign on application, filings, deeds, documents, writings, and to pay any fees, commissions, remunerations, expenses relating thereto and with power on behalf of the Bank and to settle all questions, difficulties or doubts that may arise in regards to such issue(s) or allotment(s) as it may, in its absolute discretion deem fit.”

Certified True Copy
For HDFC Bank Limited

/s/ Sanjay Dongre
Sanjay Dongre
Executive Vice President – Legal & Company Secretary.